UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report(Date of earliest event reported): August 14, 2013

Marlin Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-36018	46-2627595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard, Suite 100

Houston, Texas 77042

(Address of principal executive offices and zip code)

(832) 200-3702

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

Effective August 15, 2013, Nick W. Evans, Jr., Charles W. Jenness and James Lytal became members of the Board of Directors of our General Partner (the “Board”). Messrs. Lytal and Jenness also became members of the Board’s Audit Committee, and W. Keith Maxwell III and Terry D. Jones each resigned as members of the Audit Committee in connection therewith. None of Messrs. Evans, Jenness or Lytal has any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K. In addition, David C. Baggett, one of the existing members of our Board, and Mr. Lytal will serve as members of the Board’s Conflicts Committee, of which Mr. Lytal will serve as chairman.

Messrs. Evans, Jenness and Lytal will each initially receive annual cash compensation of $100,000, payable in monthly amounts of $8,333.33. Upon their initial appointment to the Board, Messrs. Evans, Jenness and Lytal also received an initial award of 5,000 phantom units with distribution equivalent rights granted under the Marlin Midstream Partners, LP 2013 Long-Term Incentive Plan (the “2013 LTIP”), which will vest in full on February 15, 2014, and, on an ongoing basis are expected to receive $100,000 in annual equity-based compensation, which may be granted in the form of phantom units with distribution equivalent rights granted under the 2013 LTIP.

Further, Messrs. Evans, Jenness and Lytal will each be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to their duties as directors.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marlin Midstream Partners, LP
	By:	Marlin Midstream GP, LLC, its General Partner

Dated: August 15, 2013	By:	/s/ Terry D. Jones
Terry D. Jones Executive Vice President and General Counsel